Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports Second Quarter 2013

Financial Results

•                  13% growth in operating earnings per share over 2Q12

•                  40% growth in net income per share over 2Q12

•                  Strong sales in all retail segments

•                  On track to achieve the Company’s 2013 financial plan

BIRMINGHAM, Alabama (July 31, 2013) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the second quarter of 2013. Net income available to PLC’s common shareowners for the second quarter of 2013 was $103.2 million or $1.27 per average diluted share, compared to $76.2 million or $0.91 per average diluted share in the second quarter of 2012.  After-tax operating income was $77.7 million or $0.96 per average diluted share, compared to $70.9 million or $0.85 per average diluted share in the second quarter of 2012.

Net income available to PLC’s common shareowners for the six months ended June 30, 2013 was $181.5 million or $2.24 per average diluted share, compared to $175.2 million or $2.10 per average diluted share for the six months ended June 30, 2012. After-tax operating income was $149.2 or $1.84 per average diluted share, compared to $170.0 million or $2.04 per average diluted share for the six months ended June 30, 2012.

“We are pleased to report solid financial results in the second quarter that exceed our plan for the quarter,” said John D. Johns, Chairman, President and CEO.  “Very strong investment income, strong earnings in the variable annuity line, favorable mortality in life marketing and better than plan results in the Asset Protection segment more than offset the adverse impact of several items and adjustments in the quarter.  We are continuing to press ahead on the MONY acquisition and are making good progress on all fronts toward our targeted closing date of October 1.  We are also pleased to report that in each of our three major retail business lines (Life Marketing, Annuities and Asset Protection) our sales in this quarter exceeded last year’s comparable sales.  Overall, we remain on track to achieve or exceed our earnings plan for the year.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax
			$	%
($ in thousands)	2Q13	2Q12	Change	Change
Life Marketing	$24,673	$30,348	$(5,675)	(19)%
Acquisitions	29,435	43,615	(14,180)	(33)
Annuities	36,382	28,553	7,829	27
Stable Value Products	22,464	15,958	6,506	41
Asset Protection	7,384	6,479	905	14
Corporate & Other	(2,483)	(25,397)	22,914	90
	$117,855	$99,556	$18,299	18

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

($ in thousands)	2Q13	2Q12
Operating income before income tax	$117,855	$99,556
Realized investment gains (losses)	44,491	12,072
Less:
Related amortization of deferred policy acquisition costs and value of business acquired	5,333	3,941
Income tax expense	53,814	31,532
Net income available to PLC’s common shareowners	$103,199	$76,155

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

			$	%
($ in millions)	2Q13	2Q12	Change	Change
Life Marketing	$44.6	$25.8	$18.8	73%
Annuities	857.0	829.4	27.6	3
Stable Value Products	205.3	26.5	178.8	675
Asset Protection	126.5	119.3	7.2	6

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $24.7 million in the second quarter of 2013, representing a decrease of $5.7 million from the three months ended June 30, 2012.  The decrease was primarily due to a $4.2 million reinsurance accrual established in the quarter, an increase in non-deferred expenses resulting from higher sales, and while overall mortality for the segment was better than assumed in the current year financial plan, the traditional life mortality was less favorable than in 2Q12.  Traditional life mortality was 87% of expected in the second quarter of 2013 compared to 75% of expected in the second quarter of 2012.  These decreases were partially offset by higher investment income due to higher reserves.

Sales were $44.6 million for the current quarter, up $18.8 million, or 73%, compared to the second quarter of 2012.

Acquisitions

Acquisitions segment pre-tax operating income was $29.4 million in the second quarter 2013 compared to $43.6 million in the second quarter of 2012.  This variance is primarily attributable to an $8.5 million unfavorable variance related to mortality, interest and other benefits, which includes $5.0 million related to unreported deaths discovered on a block of terminated life policies during the current quarter.  The remainder of the variance was caused by a $1.0 million negative impact due to reinsuring a larger percentage of a runoff block of business, $0.8 million of higher modified coinsurance interest expense on realized gains, and the expected runoff of business.

Annuities

Annuities segment pre-tax operating income was $36.4 million in the second quarter of 2013 compared to $28.6 million in the second quarter of 2012.

Fixed annuity pre-tax operating income was $12.6 million, compared to $20.5 million in the prior year. This decrease was primarily due to an unfavorable change of $7.2 million in the single premium immediate annuity (“SPIA”) mortality variance and an unfavorable $3.2 million guaranty fund allocation transferred to this segment from the Corporate & Other segment, where the original reserve was set up last quarter.

Variable annuity (“VA”) pre-tax operating income was $23.8 million, compared to $8.1 million in the second quarter of 2012. The increase included a $15.5 million net increase in revenue driven by higher policy fees and other income associated with the growth in account balances as compared to the prior year’s second quarter.

Net cash flows for the segment remained positive during the quarter. Annuity account balances were $18.9 billion as of June 30, 2013, an increase of 19% over the past twelve months.  Sales in the second quarter of 2013 were $857.0 million compared to $829.4 million in the second quarter of 2012. Variable annuity sales were $718.9 million compared to $673.3 million in the second quarter of 2012.  Fixed annuity sales were $138.1 million compared to $156.1 million in the prior year’s second quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $22.5 million in the second quarter of 2013 compared to $16.0 million in the second quarter of 2012.  Included in the second quarter of 2013 results is $5.5 million of participating mortgage income compared to $2.4 million in the second quarter of 2012.  In addition, the segment experienced a 69 basis point increase over the prior year in the adjusted operating spread, which excludes participating income, for the three months ended June 30, 2013, due to a decline in credited interest.  These favorable items were partially offset by lower average account balances.

Account balances as of June 30, 2013 totaled $2.6 billion. Sales were $205.3 million for the three months ended June 30, 2013, compared to $26.5 million in the second quarter of 2012.

Asset Protection

Asset Protection segment pre-tax operating income was $7.4 million in the second quarter of 2013 compared to $6.5 million in the second quarter of 2012.  The increase was primarily the result of a $0.8 million increase in guaranteed asset protection (“GAP”) earnings due to lower expenses and higher volume.

Sales increased 6% to $126.5 million for the three months ended June 30, 2013, compared to $119.3 million in the second quarter of 2012. Service contract sales were $99.2 million compared to $94.1 million in the second quarter of 2012.

Credit insurance sales were $9.9 million compared to $10.1 million in the second quarter of 2012. Sales of the GAP product were $17.5 million compared to $15.1 million in the prior year’s second quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $2.5 million in the second quarter of 2013 compared to an operating loss of $25.4 million in the second quarter of 2012.  The improvement resulted from an increase in net investment income primarily due to a $4.0 million favorable variance related to mortgage loan prepayment fee income and $3.8 million related to called securities.  In addition, the increase was driven by a decline in other operating expenses primarily due to a $7.2 million deferred notes issue cost write-off recorded during the second quarter of 2012 and a favorable $3.9 million for a guaranty fund allocation transferred to the business segments in the second quarter of 2013.  The segment also experienced $2.1 million of gains generated on the repurchase of non-recourse funding obligations during the second quarter of 2013.  No gains were generated in the prior year’s quarter.

Share Repurchase Program

During the six months ended June 30, 2013, the Company did not repurchase any of its common stock.  The Company has $170 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

The Company does not intend to repurchase shares for the remainder of 2013 in anticipation of the close of the recently announced acquisition of MONY Life Insurance Company and reinsurance of certain business of the MONY Life Insurance Company of America.

Investments

•                  The net unrealized gain position on investments was $880.8 million, after tax and DAC offsets, a decline of $932.7 million compared to December 31, 2012.

•                  Total cash and investments were $36.2 billion as of June 30, 2013.  This includes $0.4 billion of cash and short-term investments.

•                  During the second quarter of 2013, the Company had $4.0 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $17.6 million as of June 30, 2013, representing 0.4% of the commercial mortgage loan portfolio.

Net Realized Investment/Derivative Activity
($ per average diluted share)	2Q13	2Q12

Net realized gain on securities	$0.17	$0.13
Modco net realized gain	0.15	0.06
Impairments	(0.03)	(0.11)
Derivatives related to VA contracts	0.07	0.08
Mortgage/real estate losses	(0.04)	(0.05)
All other	(0.01)	(0.05)
Total	$0.31	$0.06

Operating income differs from the GAAP measure, net income, in that it excludes realized gains (losses) on investments and derivatives and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Second Quarter Consolidated Results

($ in thousands; net of income tax)	2Q13	2Q12

After-tax operating income	$77,747	$70,869
Realized investment gains (losses) and related amortization
Investments	(77,552)	31,229
Derivatives	103,004	(25,943)
Net income available to PLC’s common shareowners	$103,199	$76,155

($ per average diluted share; net of income tax)	2Q13	2Q12

After-tax operating income	$0.96	$0.85
Realized investment gains (losses) and related amortization
Investments	(0.96)	0.37
Derivatives	1.27	(0.31)
Net income available to PLC’s common shareowners	$1.27	$0.91

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results in this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	June 30,	December 31,
($ in millions)	2013	2012
PLC’s shareowners’ equity	$3,838	$4,615
Less: Accumulated other comprehensive income	801	1,737
PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$3,037	$2,878

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	June 30,	December 31,
($ per common share outstanding)	2013	2012
PLC’s shareowners’ equity	$48.91	$59.06
Less: Accumulated other comprehensive income	10.21	22.22
PLC’s shareowners’ equity excluding accumulated other comprehensive income	$38.70	$36.84

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 1, 2013 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-318-8615 (international callers 1-617-399-5134) and entering the conference passcode: 28461663. A recording of the call will be available from 12:00 p.m. Eastern August 1, 2013 until midnight August 15, 2013. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 82113317.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding realized gains and losses on investments and derivatives net of the related amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”). Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) a disruption affecting the electronic systems of the Company or those on whom the Company relies could adversely affect our business, financial condition and results of operations; (26) exposure to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts and climate change, could adversely affect our operations and results; (27) our ability to grow depends in large part upon the continued availability of capital; (28) new accounting rules or changes to existing accounting rules could impact our reported earnings; (29) credit market volatility or disruption could adversely impact us; (30) disruption of the capital and credit markets could negatively affect the Company’s ability to meet its liquidity and financing needs; (31) difficult general economic conditions could materially adversely affect our business and results of operations; (32) we may not be able to protect our intellectual property and may be subject to infringement claims; (33) we could be adversely affected by an inability to access our credit facility; and (34) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to  Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912